------------------------------------------
                                     NEW ENGLAND BUSINESS
                                     SERVICE, INC. PAYROLL STOCK
                                     OWNERSHIP PLAN

                                     Financial Statements for the Years
                                     Ended June 28, 1997 and June 29, 1996 and
                                     Supplemental Schedule as of June 28, 1997 and Independent Auditors' Report

NEW ENGLAND BUSINESS SERVICE, INC.
PAYROLL STOCK OWNERSHIP PLAN

TABLE OF CONTENTS
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                                                                           Page

INDEPENDENT AUDITORS' REPORT                                                1

FINANCIAL STATEMENTS AS OF JUNE 28, 1997 AND JUNE 29, 1996 AND FOR
  THE YEARS THEN ENDED:

  Statements of Net Assets Available for Benefits                           2

  Statements of Changes in Net Assets Available for Benefits                3

  Notes to Financial Statements                                            4-5

SUPPLEMENTAL SCHEDULE AS OF JUNE 28, 1997 -

  Item 27a - Schedule of Assets Held for Investment Purposes                6




Schedules required under the Employee Retirement Income Security Act of 1974, other than the schedule listed above, are omitted because of the absence of the conditions under which the schedules are required.

INDEPENDENT AUDITORS' REPORT


New England Business Service, Inc.
Payroll Stock Ownership Plan:

We have audited the accompanying statements of net assets available for benefits of the New England Business Service, Inc. Payroll Stock Ownership Plan as of June 28, 1997 and June 29, 1996, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the New England Business Service, Inc. Payroll Stock Ownership Plan as of June 28, 1997 and June 29, 1996, and the changes in its net assets available for benefits for the years then ended in conformity with generally accepted accounting principles.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying supplemental schedule Of assets held for investment purposes as of June 28, 1997 is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This schedule is the responsibility of the Plan's management. Such schedule has been subjected to the auditing procedures applied in our audit of the basic 1997 financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.



/S/Deloitte & Touche, LLP.
----------------------------------
November 26, 1997

NEW ENGLAND BUSINESS SERVICE, INC.
PAYROLL STOCK OWNERSHIP PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
JUNE 28, 1997 AND JUNE 29, 1996
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

                                                              1997      1996
ASSETS:
  Investment in New England Business Service, Inc. ("NEBS")
  common stock, at fair value (18015 shares in 1997
  and 18,090 shares in 1996)                               $474,466   $352,757
                                                           --------   --------

NET ASSETS AVAILABLE FOR BENEFITS                          $474,466   $352,757
                                                           ========   ========

See notes to financial statements.

NEW ENGLAND BUSINESS SERVICE, INC.
PAYROLL STOCK OWNERSHIP PLAN

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
YEARS ENDED JUNE 28, 1997 AND JUNE 29, 1996
-------------------------------------------------------------------------------

                                                             1997        1996
ADDITIONS:
   Dividend income                                        $ 14,393    $ 16,122
   Net appreciation in fair value of NEBS common stock     120,940         -
                                                          --------    --------

        Total additions                                    135,333      16,122
                                                          --------    --------

DEDUCTIONS:
  Distributions to participants                             13,624      19,979
  Net depreciation in fair value of NEBS common stock          -         7,389
                                                          --------    --------

        Total deductions                                    13,624      27,368
                                                          --------    --------

NET INCREASE (DECREASE)                                    121,709     (11,246)

NET ASSETS AVAILABLE FOR BENEFITS:
  Beginning of year                                        352,757     364,003
                                                          --------    --------

  End of year                                             $474,466    $352,757
                                                          ========    ========


See notes to financial statements.

NEW ENGLAND BUSINESS SERVICE, INC.
PAYROLL STOCK OWNERSHIP PLAN

NOTES TO FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

1.  DESCRIPTION OF THE PLAN

The following brief description of the New England Business Service, Inc. Payroll Stock Ownership Plan (the "Plan") provides only general information. Participants should refer to the plan agreement for a more complete description of the Plan's provisions.

General Information - On October 26, 1984, New England Business Service, Inc. ("NEBS" or the "Company") adopted a payroll stock ownership plan. The Plan became effective as of June 25, 1983. An employee automatically becomes eligible for participation in the Plan after completing one year of defined service. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"). The Plan was last amended effective July 1, 1990.

Administration of the Plan - The Plan is administered by the NEBS Retirement Committee (the "Plan Committee"), whose members are appointed by the Board of Directors of the Company. The Trustee of the assets of the plan is Norwest Bank Minnesota, N.A. ("Norwest"). Administrative costs of the Plan have been assumed by the Company.

Company Contributions - Prior to December 31, 1986, the Company made a contribution to the Plan on behalf of each eligible employee. The amount of the contribution was 0.5% of the aggregate eligible pay of employees eligible to participate in the Plan. The contribution consisted of either common stock of the Company or cash which was then converted into shares of common stock of the Company. The Company made contributions in quarterly installments for eligible earnings through December 31, 1986, at which time the Company's contribution requirements under the Plan expired.

Investment of Contributions - Company contributions are invested in Company common stock. Dividends and other distributions received are reinvested in Company common stock.

Vesting - Participants are fully vested with respect to Company contributions made pursuant to the Plan.

Withdrawals and Distributions - Contributions to the Plan, and earnings thereon, are generally payable at termination of employment due to retirement, disability, death or any other reason. Distribution payments may be made in a cash lump sum, in whole shares of Company common stock held in the employee's account in the Plan with the value of any fractional shares paid in cash, or in installments for a period not to exceed the employee's life expectancy or the joint life expectancies of the employee and beneficiary, up to a maximum of fifteen years. The form of distribution is elected in writing by the employee.

Withdrawals prior to termination of employment are subject to certain limitations and restrictions.

Participants' Accounts - An account is set up in the name of each participant to record Company contributions made on the participant's behalf and other transactions that occur in connection with the employee's participation in the Plan. Each fiscal quarter the participants receive a statement of account listing contributions and the number of shares of Company common stock in the account.

Plan Amendment and Termination - The Company has the right to amend, suspend, or terminate the Plan, but may not do so in a way which would divest a participant of accrued benefits. If the Plan is terminated, the Trustee will distribute all assets held in the Trust, after payment of expenses, in such a manner as the Plan Committee shall determine and as may be required by law, provided, however, that Company common stock held in a participant's account will not be distributed because of termination of the Plan until eighty-four months after the date at which the stock was allocated to the account, unless the participant's employment is terminated sooner, in which case the stock will be distributed without regard to the time elapsed since its allocation.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting - The financial statements of the Plan are prepared on the accrual basis of accounting. Dividend income is recorded when declared.

Investment - The investment in Company common stock, representing the entire balance of net assets available for benefits, is stated at quoted market prices (New York Stock Exchange).

Distributions to Participants - Distributions to participants are recorded when paid.

Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires the plan administrator to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results may differ from those estimates.

3.  TAX STATUS OF THE PLAN

The Plan obtained its latest determination letter, dated October 25, 1985, in which the Internal Revenue Service stated that the Plan, as then designed, was in compliance with the applicable requirements of the Internal Revenue Code (the "Code"). The Plan has been amended since receiving that letter. The plan administrator believes that the Plan is currently designed and being operated in compliance with applicable requirements of the Code. Accordingly, no provision for income taxes has been included in these financial statements.


                                 * * * * * *

NEW ENGLAND BUSINESS SERVICE, INC.
PAYROLL STOCK OWNERSHIP PLAN

ITEM 27a - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
JUNE 28, 1997
---------------------------------------------------------------------------------------------------

     b) Identity of Issue,     c) Description of Investment, Including
        Borrower, Lessor          Maturity Date, Interest Rate,                        e) Current
a)      or Similar Party          Collateral and Par or Maturity Value       d) Cost       Value

*       New England Business
         Service, Inc.            Common stock - 18,015 shares                $356,163    $474,466


* Represents party-in-interest to the Plan.



















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